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                                                                   Exhibit 10.1

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                       PREFERRED STOCK PURCHASE AGREEMENT

                                  by and among

                           CASELLA WASTE SYSTEMS, INC.

                                       and

                the Persons listed on Schedule 1 attached hereto

                            Dated as of June 28, 2000
                      ------------------------------------

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I DEFINITIONS.........................................................1

  1.1 DEFINITIONS.............................................................1
  1.2 ACCOUNTING TERMS........................................................7

ARTICLE II PURCHASE AND SALE OF PREFERRED STOCK...............................8

  2.1 PURCHASE AND SALE OF THE PREFERRED STOCK................................8
  2.2 CLOSING.................................................................8

ARTICLE III CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE...........9

  3.1  REPRESENTATIONS AND WARRANTIES.........................................9
  3.2  COMPLIANCE WITH THIS AGREEMENT.........................................9
  3.3  OFFICER'S CERTIFICATE..................................................9
  3.4  SECRETARY'S CERTIFICATE, GOOD STANDING CERTIFICATES....................9
  3.5  TRANSACTION DOCUMENTS.................................................10
  3.6  PURCHASE PERMITTED BY APPLICABLE LAWS.................................10
  3.7  OPINIONS OF COUNSEL...................................................10
  3.8  HSR CLEARANCE.........................................................10
  3.9  CERTIFICATE OF DESIGNATION............................................10
  3.10 PREFERRED STOCK CERTIFICATE ..........................................10
  3.11 REQUIRED CONTRACTUAL CONSENTS ........................................10
  3.12 REQUIRED GOVERNMENTAL CONSENTS .......................................10
  3.13 AMENDMENT OF BYLAWS ..................................................10
  3.14 REGISTRATION RIGHTS AGREEMENT ........................................11
  3.15 LISTING OF SHARES ....................................................11
  3.16 AUDITED FINANCIALS ...................................................11

ARTICLE IV CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE..............11

  4.1  REPRESENTATIONS AND WARRANTIES TRUE...................................11
  4.2  COMPLIANCE WITH THIS AGREEMENT........................................11
  4.3  ISSUANCE PERMITTED BY REQUIREMENTS OF LAWS............................11
  4.4  HSR CLEARANCE.........................................................11
  4.5  TRANSACTION DOCUMENTS.................................................11
  4.6  REQUIRED CONTRACTUAL CONSENTS.........................................11
  4.7  DELIVERY OF PURCHASE PRICE............................................12
  4.8  REQUIRED GOVERNMENTAL CONSENTS........................................12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................12

  5.1  ORGANIZATION AND QUALIFICATION........................................12
  5.2  AUTHORITY AND AUTHORIZATION...........................................12
  5.3  EXECUTION AND BINDING EFFECT..........................................12
  5.4  GOVERNMENTAL AUTHORIZATIONS...........................................13
  5.5  REGULATORY AUTHORIZATIONS.............................................13
  5.6  AGREEMENTS AND OTHER DOCUMENTS........................................13
  5.7  ABSENCE OF CONFLICTS..................................................13
  5.8  FINANCIAL STATEMENTS..................................................13
  5.9  COMPLIANCE WITH MATERIAL AGREEMENTS...................................14
  5.10 LABOR MATTERS ........................................................14
  5.11 LITIGATION ...........................................................15
  5.12 RIGHTS TO PROPERTY ...................................................15
  5.13 TAXES ................................................................15
  5.14 NO MATERIAL ADVERSE CHANGE ...........................................16


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  5.15 NO BROKERAGE FEES.....................................................16
  5.16 ERISA.................................................................16
  5.17 INTELLECTUAL PROPERTY.................................................16
  5.18 ENVIRONMENTAL.........................................................17
  5.19 SUBSIDIARIES..........................................................17
  5.20 TRANSACTIONS WITH AFFILIATES..........................................17
  5.21 CAPITALIZATION........................................................17
  5.22 COMMISSION FILINGS....................................................18
  5.23 INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY....................18
  5.24 SECURITIES ACT........................................................18
  5.25 CERTAIN PAYMENTS......................................................19
  5.26 YEAR 2000 COMPLIANCE..................................................19
  5.27 TRADE RELATIONS.......................................................19

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................19

  6.1  AUTHORIZATION; NO CONTRAVENTION.......................................19
  6.2  BINDING EFFECT........................................................20
  6.3  ACCREDITED INVESTOR; PURCHASE FOR OWN ACCOUNT.........................20
  6.4  GOVERNMENTAL AUTHORIZATIONS...........................................21
  6.5  NO BROKERS OR FINDERS.................................................21
  6.6  OWNERSHIP OF COMPANY SECURITIES; VOTING AND OTHER AGREEMENTS..........21
  6.7  SUFFICIENT FUNDS......................................................21

ARTICLE VII COVENANTS........................................................21

  7.1  HSR CLEARANCE.........................................................21
  7.2  RESERVATION OF SHARES.................................................21
  7.3  DELIVERY OF FINANCIAL AND BUSINESS INFORMATION........................22
  7.4  ACCESS TO PROPERTIES..................................................22
  7.5  PRE-CLOSING COVENANTS.................................................22
  7.6  EXCLUSIVITY...........................................................22
  7.7  TAX MATTERS...........................................................23
  7.8  CONFIDENTIALITY.......................................................23
  7.9  SCHEDULE 13D AND 13G..................................................23
  7.10 ELECTION OF DIRECTORS ................................................24
  7.11 STANDSTILL ...........................................................24
  7.12 TRANSFER RESTRICTIONS ................................................25
  7.13 USE OF PROCEEDS ......................................................25
  7.14 LISTING OF SHARES ....................................................25

ARTICLE VIII INDEMNIFICATION; TERMINATION....................................25

  8.1  INDEMNIFICATION.......................................................25
  8.2  NOTIFICATION..........................................................26
  8.3  TERMINATION...........................................................27

ARTICLE IX MISCELLANEOUS.....................................................27

  9.1  CLAIMS AND SUITS UNDER SECTION 8.1....................................27
  9.2  NOTICES...............................................................27
  9.3  SUCCESSORS AND ASSIGNS................................................28
  9.4  DETERMINATIONS, REQUESTS OR CONSENTS..................................28
  9.5  COUNTERPARTS..........................................................29
  9.6  HEADINGS..............................................................29
  9.7  GOVERNING LAW.........................................................29
  9.8  SEVERABILITY..........................................................29
  9.9  RULES OF CONSTRUCTION.................................................29
  9.10 ENTIRE AGREEMENT......................................................29


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  9.11 CERTAIN EXPENSES......................................................29
  9.12 PUBLICITY.............................................................30
  9.13 FURTHER ASSURANCES....................................................30


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SCHEDULES

Schedule 1       - Closing Purchasers
Schedule 5.4     - Governmental Authorizations
Schedule 5.6     - Agreements and Other Documents
Schedule 5.7     - Absence of Conflicts
Schedule 5.8     - Financial Statements
Schedule 5.9     - Compliance with Material Agreements
Schedule 5.10    - Labor Matters
Schedule 5.11    - Litigation
Schedule 5.13    - Taxes
Schedule 5.14    - No Material Adverse Change
Schedule 5.16    - List of Plans Subject to Title IV of ERISA
Schedule 5.18(a) - Notice of Environmental Matters
Schedule 5.18(b) - Liability for Environmental Matters
Schedule 5.19    - Subsidiaries
Schedule 5.20    - Transactions with Affiliates
Schedule 5.21    - Capitalization
Schedule 5.27    - Trade Relations

EXHIBITS

Exhibit A - Bylaws
Exhibit B - Form of Certificate of Designation
Exhibit C - Form of Registration Rights Agreement
Exhibit D - Form of Officer's Certificate
Exhibit E - Form of Secretary's Certificate
Exhibit F - Form of Legal Opinion
Exhibit G - Form of Preferred Stock Certificate


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                       PREFERRED STOCK PURCHASE AGREEMENT

      THIS PREFERRED STOCK PURCHASE AGREEMENT is dated as of June 28, 2000, by and among Casella Waste Systems, Inc., a Delaware corporation (the "Company"), and the Persons whose names are set forth on Schedule 1 attached hereto, as such schedule is updated from time to time (individually, a "Purchaser" and collectively, the "Purchasers").

                              STATEMENT OF PURPOSE

      WHEREAS, the Company will designate a new series of its preferred stock, par value $0.01 per share, which shall be called the Company's Series A Convertible Preferred Stock (the "Preferred Stock"), which shall be convertible into shares of the Company's Class A common stock, par value $0.01 per share, in accordance with the terms of the Company's Certificate of Designation amending the Company's Certificate of Incorporation;

      WHEREAS, the Purchasers wish to purchase at the Closing (as defined below), upon the terms and conditions stated in this Agreement, an aggregate of 55,750 shares of the Preferred Stock to be purchased by the Purchasers; and

      WHEREAS, the Company and the Purchasers have reached certain agreements with regard to the foregoing transactions, all upon the terms and conditions more particularly described herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

      "Accredited Investor" means any "accredited investor" within the meaning of Rule 501(a) under the Securities Act.

      "Affiliate" means, with respect to a Person, any Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means (i) the power to vote 25% or more of the securities or other equity interests of a Person having ordinary voting power (on a fully

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diluted basis), or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of Section 7.12 (transfer restrictions), the percentage contained in clause (i) of the definition of "control" shall be "50%" instead of "25%."

      "Agreement" means this Preferred Stock Purchase Agreement, as amended or supplemented from time to time.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law or executive order to close.

      "Bylaws" means the Bylaws of the Company as amended pursuant to Section
3.13 on or prior to the Closing Date and attached hereto as Exhibit A.

      "Certificate of Designation" means the Certificate of Designation of the Company relating to the Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Closing Date and attached hereto as Exhibit B, as subsequently amended, supplemented or otherwise modified.

      "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof and as amended by the Certificate of Designation.

      "Class B Common Stock" means the Company's Class B common stock, par value $0.01 per share, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

      "Closing" has the meaning assigned thereto in Section 2.2.

      "Closing Date" has the meaning assigned thereto in Section 2.2.

      "Closing Failure" has the meaning assigned thereto in Section 8.3(a).

      "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

      "Commission" means the United States Securities and Exchange Commission.

      "Common Stock" means the Company's Class A common stock, par value $0.01 per share, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

      "Company" has the meaning assigned thereto in the Preamble.


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      "Company Indemnified Party" has the meaning assigned thereto in Section
8.1.

      "Company Liabilities" has the meaning assigned thereto in Section 8.1.

      "Contractual Obligations" means, with respect to a Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

      "Current SEC Reports" has the meaning assigned thereto in Section 5.22.

      "DGCL" has the meaning assigned thereto in Section 2.1.

      "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended, and any applicable judicial interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the environment, employee, health and safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 201 & 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

      "Equity Securities" has the meaning assigned thereto in Section 7.6.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Financial Statements" has the meaning assigned thereto in Section 5.8.

      "GAAP" means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.


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      "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous substances", "restricted hazardous wastes", "toxic substances" or "toxic pollutants" under any applicable Environmental Law.

      "Indebtedness" means as to any Person, at a particular time, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (b) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (c) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (d) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt instruments (other than letters of credit that are cash collateralized) and
(e) all obligations of such Person under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured.

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

      "Material Adverse Change" means a material adverse change in (i) the business, operations, assets, condition (financial or otherwise) or properties of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations, taken as a whole, under the Transaction Documents.

      "Material Adverse Effect" means a material adverse effect upon (i) the business, operations, assets, condition (financial or otherwise) or properties of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations, taken as a whole, under the Transaction Documents.


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      "Material Controversy" means a controversy that arises among the Company and any of the holders of the Company's outstanding Common Stock in respect of the purchase of the Preferred Stock pursuant to this Agreement.

      "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

      "Notices" has the meaning assigned thereto in Section 9.2.

       "Organizational Documents" means with respect to a corporation, the articles of incorporation and by-laws of such corporation; with respect to a partnership, the certificate of partnership (or limited partnership, as applicable) and partnership agreement, together with the analogous documents for any corporate or partnership general partner; and in any case, any other document governing the formation and conduct of business by such entity.

      "Other Proposal" has the meaning assigned thereto in Section 7.6.

      "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to its functions.

      "Permitted Transferee" means any Person to whom a Purchaser or Permitted Transferee has transferred Preferred Stock in accordance with Section 7.12.

      "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

      "Plan" means (i) an "employee pension plan" as defined in Section 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in Section 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Requirements of Law, a written agreement or other instrument, or custom or informal understanding.

      "Preferred Stock" means the Series A Convertible Preferred Stock of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

      "Purchaser(s)" has the meaning assigned thereto in the Preamble and their successors and permitted assigns.

      "Purchaser Director" means any person nominated or designated by the Purchasers to serve as a director of the Company pursuant to this Agreement.

      "Purchaser Observer" means any person designated by the Purchasers to serve as an observer at meetings of the Board of Directors pursuant to this Agreement.


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      "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date among the Company and the Purchasers listed on the signature pages thereto and attached hereto as Exhibit C.

      "Regulation D" means Rule 506 of Regulation D as promulgated by the Commission.

      "Regulatory Authorizations" means all approvals, authorizations, licenses, filings, notices, registrations, consents, permits, exemptions, registrations, qualifications, designations, declarations, or other actions or undertakings made by, to or in respect of any Governmental Authority, including any of the foregoing under any Environmental Law necessary in order to enable the Company or its Subsidiaries to provide waste management service of the type provided or proposed to be provided by such entity as of the date hereof.

      "Reportable Event" has the meaning assigned thereto in ERISA for which notice has not been waived by regulation.

      "Representatives" has the meaning assigned thereto in Section 7.8.

      "Required Holders" has the meaning assigned thereto in Section 9.4.

      "Requirements of Law" means, with respect to a Person, the Organizational Documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license, permit or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein, including all applicable common law, all provisions of all applicable material state and federal constitutions, statutes, rules, regulations and orders of all governmental bodies, all Regulatory Authorizations issued to the Company or its Subsidiaries, and all Environmental Laws.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Senior Loan Agreement" means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 6, 1997 to which the Company is a party as a borrower, as amended from time to time in accordance with the terms thereof.

      "Senior Loan Documents" means the Senior Loan Agreement and each other Loan Document as defined and referred to in the Senior Loan Agreement, as amended from time to time in accordance with the terms thereof.

      "Standstill Period" has the meaning assigned thereto in Section 7.11.

      "Stock Option Plan" means the 1997 Stock Incentive Plan of the Company as in effect on the date hereof, as it may be amended from time to time, and any and all stock options and other stock-based awards issued pursuant thereto.


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      "Subsidiary" means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

      "Taxes" means all taxes, assessments, fees and other charges levied upon the properties of the Company and its Subsidiaries as shown upon all federal, state and local tax returns and reports, U.S. and non-U.S., required to be filed by such entity.

      "Tax Return" means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes.

      "Transaction Documents" means, collectively, this Agreement and the Registration Rights Agreement.

      "Underlying Common Stock" means all shares of Common Stock issued or issuable upon conversion of the Preferred Stock issued pursuant to this Agreement as of the date of any determination (which number shall be determined, with respect to any given date, based upon the conversion price with respect to the Preferred Stock in effect as of such date).

      "United States" and "U.S." shall mean the United States of America.

      "Year 2000 Compliant" means that the computer systems and switches and related equipment and software (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date-related data for dates earlier and later than January 1, 2000, (ii) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000.

      1.2 Accounting Terms. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the

Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

                                   ARTICLE II

                      PURCHASE AND SALE OF PREFERRED STOCK

      2.1 Purchase and Sale of the Preferred Stock. Subject to the terms and conditions hereof, the Company agrees to issue to the Purchasers, and each Purchaser agrees severally and not jointly to purchase from the Company, on the Closing Date, the number of shares of the Preferred Stock allocated by Berkshire Fund V Investment Corp. to such Purchaser for a purchase price of $1,000 per share for an aggregate purchase price of $55,750,000. Notwithstanding the foregoing, in the event any Purchaser (other than Berkshire Fund V Investment Corp.) fails to purchase any of the shares of Preferred Stock allotted to such Purchaser, Berkshire Fund V Investment Corp. shall purchase such shares, subject to the terms and conditions hereof. Between the date hereof and the Closing Date, Berkshire Fund V Investment Corp. shall have the right to allocate up to 2,000 shares of the Preferred Stock to additional Purchasers that are not currently listed on Schedule 1, subject to the prior written approval of the Company in its sole discretion; provided, however, that (i) Berkshire Fund V Investment Corp. shall offer such shares of Preferred Stock only to Accredited Investors and (ii) each such additional Purchaser shall sign a joinder to this Agreement pursuant to which such additional Purchaser shall agree to be bound by the terms and conditions of this Agreement, including without limitation those terms and conditions set forth in Articles 6 and 7 hereof. Upon the execution of such joinder by the additional Purchaser and the acceptance of such joinder by the Company, Schedule 1 hereto shall be updated to reflect such allocation and such additional Purchaser shall be deemed for all purposes hereof to be a "Purchaser." The Preferred Stock shall have the powers, rights and preferences as set forth in the Certificate of Designation, which Certificate of Designation will be duly adopted by the Board of Directors prior to the Closing Date in accordance with the provisions of Section 151 of the Delaware General Corporation Law of the State of Delaware (the "DGCL") and will be filed with the Secretary of State of the State of Delaware prior to or contemporaneously with the Closing Date pursuant to the DGCL. A true and correct copy of the Certificate of Incorporation of the Company as currently in effect prior to the adoption and filing of the Certificate of Designation has heretofore been furnished to the Purchasers by the Company.

      2.2 Closing. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Preferred Stock shall take place at the closing (the "Closing") to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, as soon as reasonably practicable after all necessary approvals and consents, if any, have been obtained and after all applicable waiting periods have expired (the "Closing Date"). At the Closing, the Company shall deliver to the Purchasers certificates representing the 55,750 shares of the Preferred Stock against delivery to the Company by the Purchasers of the purchase price therefor by wire transfer of immediately available funds.


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                                   ARTICLE III

             CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

      The obligation of Berkshire Fund V Investment Corp. and any other Purchaser to purchase the shares of Preferred Stock at the Closing, to pay the purchase price therefor at the Closing and to perform any other obligations hereunder shall be subject to the reasonable satisfaction as determined by each Purchaser of the following conditions on or before the Closing Date:

      3.1 Representations and Warranties. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct (i) when made and (ii) on and as of the Closing Date as if made on and as of such date (except for representations and warranties that speak as of a specific date in which case the representation or warranty only need be true and correct as of the specified date).

      3.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of the agreements, obligations, covenants and conditions set forth in this Agreement or any other Transaction Document or contemplated herein or therein that are required to be performed or complied with by the Company on or before the Closing Date.

      3.3 Officer's Certificate. Each Purchaser shall have received a certificate dated as of the Closing Date from the chief executive officer and chief financial officer of the Company, substantially in the form of Exhibit D, to the effect that (a) all representations and warranties of the Company contained in this Agreement are true and correct, (b) the Company is not in violation in any material respect of any of the covenants contained in this Agreement, (c) all conditions precedent to the Closing to be performed by the Company have been duly performed in all material respects, and (d) no Material Controversy has occurred prior to Closing.

      3.4 Secretary's Certificate, Good Standing Certificates. Each Purchaser shall have received a certificate from the Company dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit E, certifying (a) that the attached copies of the Certificate of Incorporation, Bylaws or other applicable governance documents and resolutions of the Board of Directors of the Company (i) authorizing the issuance of the Preferred Stock pursuant to this Agreement, the issuance of any Common Stock upon conversion thereof, the Certificate of Designation and the Bylaws and (ii) approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of the Company and (c) as to the good standing of the Company and its Subsidiaries in each such entity's state of organization.

      3.5 Transaction Documents. Each Purchaser shall have received and approved true, complete and correct copies of the executed Transaction Documents, each of which will be in full force and effect as of the Closing Date.

      3.6 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Preferred Stock to be acquired by each Purchaser at the Closing and the consummation of the transactions contemplated hereby at the Closing (a) shall not be prohibited by any Requirements of Law, and (b) shall not subject any Purchaser to any penalty or, in its reasonable judgment, other adverse condition under or pursuant to any Requirements of Law.

      3.7 Opinions of Counsel. The Purchasers shall have received from Hale and Dorr LLP, special legal counsel for the Company, an opinion substantially in the form of Exhibit F, dated as of the Closing Date.

      3.8 HSR Clearance. Any required clearance under the Hart-Scott-Rodino Act to sell the Preferred Stock upon the terms of this Agreement shall have been obtained.

      3.9 Certificate of Designation. On or prior to the Closing, the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware, all in accordance with the applicable provisions of the DGCL, and the Certificate of Designation shall constitute a legal and valid amendment of the Certificate of Incorporation and, as of the Closing, the Certificate of Incorporation shall not have been otherwise amended.

      3.10 Preferred Stock Certificate. Each Purchaser shall have received from the Company a duly executed preferred stock certificate, substantially in the form of Exhibit G, dated the Closing Date representing the number of shares of Preferred Stock purchased by it at the Closing.

      3.11 Required Contractual Consents. The Company shall have received any consents required pursuant to the terms of the Senior Loan Agreement or any other material Contractual Obligation in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

      3.12 Required Governmental Consents. The Company shall have received all Regulatory Authorizations and other Governmental Authority approvals or consents required in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

      3.13 Amendment of Bylaws. The Bylaws shall have been amended (i ) to require regular meetings of the Company's board of directors to be held at least once during each of the Company's fiscal quarters and (ii) to provide that no amendment to the preceding provisions of the Bylaws shall be effective without the approval of holders of a majority of the outstanding shares of the Preferred Stock issued to the Purchasers under this Agreement. The Bylaws as so amended shall be in full force and effect as of the Closing and shall not have been further amended.

      3.14 Registration Rights Agreement. The Purchasers shall have received a Registration Rights Agreement, substantially in the form of Exhibit C, dated the Closing Date duly executed by all parties thereto.

      3.15 Listing of Shares. The Company shall have listed with The Nasdaq Stock Market the maximum number of shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to the terms of the Certificate of Designation.

      3.16 Audited Financials. The Company shall have delivered to the Purchasers the audited financial statements of the Company for the fiscal year ended April 30, 2000 together with a "clean" audit report of the Company's certified public accountants.

                                   ARTICLE IV

              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

      The obligations of the Company to issue and sell the Preferred Stock at the Closing and to perform its other obligations hereunder at the Closing shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

      4.1 Representations and Warranties True. The representations and warranties of each of the Purchasers contained in Article 6 hereof shall be true and correct (i) when made and (ii) on and as of the Closing Date as if made on and as of such date.

      4.2 Compliance with this Agreement. Each of the Purchasers shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by each of the Purchasers on or before the Closing Date.

      4.3 Issuance Permitted by Requirements of Laws. The issuance of the Preferred Stock to be issued by the Company hereunder at the Closing and the consummation of the transactions contemplated hereby at the Closing (a) shall not be prohibited by any Requirements of Law and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other adverse condition under or pursuant to any Requirements of Law.

      4.4 HSR Clearance. Any required clearance under the Hart-Scott-Rodino Act to acquire the Preferred Stock upon the terms of this Agreement shall have been obtained.

      4.5 Transaction Documents. The Company shall have received copies of each of the Transaction Documents duly executed by all parties thereto.

      4.6 Required Contractual Consents. The Company shall have received any consents required pursuant to the terms of the Senior Loan Agreement or any other material

Contractual Obligation in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

      4.7 Delivery of Purchase Price. The Company shall have received payment for the Preferred Stock by wire transfer in immediately available funds.

      4.8 Required Governmental Consents. The Company shall have received all Regulatory Authorizations and other Governmental Authority approvals or consents required in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Purchasers as follows:

      5.1 Organization and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the failure to receive or retain such qualification would reasonably be expected to have a Material Adverse Effect.

      5.2 Authority and Authorization. Each of the Company and its Subsidiaries has all requisite corporate right, power, authority and legal right to carry on its business, to own or lease its properties and to execute and deliver and perform its obligations under this Agreement, and, in the case of the Company, to execute and deliver and to perform its obligations under the Transaction Documents and consummate the transactions contemplated by the Transaction Documents. The Company's execution, delivery and performance of the Transaction Documents and any other documents or instruments to be delivered pursuant thereto to which it is a party have been duly and validly authorized by all necessary corporate proceedings on the part of the Company. Upon issuance, the Preferred Stock will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or subject to any preemptive rights, and the shares of Common Stock issuable upon conversion of the Preferred Stock will be reserved for issuance, and upon issuance will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights.

      5.3 Execution and Binding Effect. This Agreement and all other Transaction Documents to which the Company is a party have been or will be duly and validly executed and delivered by the Company, and constitute or, when executed and delivered, will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally.

      5.4 Governmental Authorizations. Except as set forth on Schedule 5.4, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery of this Agreement or any other Transaction Documents by the Company, consummation by the Company of the transactions herein or therein contemplated, performance of or compliance by the Company with the terms and conditions hereof or thereof or the legality, validity and enforceability hereof or thereof.

      5.5 Regulatory Authorizations. Each of the Company and its Subsidiaries holds all Regulatory Authorizations material for the conduct of its business as now conducted and has conducted its business in substantial compliance with such Regulatory Authorizations except where the failure to possess or comply with such Regulatory Authorizations would not reasonably be expected to have a Material Adverse Effect. All such Regulatory Authorizations are in full force and effect, are subject to no further administrative or judicial review and are therefore final.

      5.6 Agreements and Other Documents. As of the date hereof, the Company has provided or made available to the Purchasers, accurate and complete copies (or summaries) of all of the following agreements or documents to which the Company or any of its Subsidiaries is subject and each of which is listed on Schedule 5.6: (a) instruments or documents evidencing Indebtedness of the Company or its Subsidiaries and any security interest granted by the Company or its Subsidiaries with respect thereto; and (b) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of the Company or its Subsidiaries.

      5.7 Absence of Conflicts. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the consummation by the Company of the transactions herein or therein contemplated and the performance of or compliance with the terms and conditions hereof or thereof by the Company will not, directly or indirectly (and with or without notice or the passage of time or both), (a) violate any material Requirements of Law material to the Company or its Subsidiaries; (b) conflict with or result in a breach of or a default under the Organizational Documents of the Company or its Subsidiaries or any material Contractual Obligation to which the Company or its Subsidiaries is a party or by which such entity or its properties are bound;
(c) result in the creation or imposition of any Lien upon any property (now owned or hereafter acquired); or (d) violate or conflict with, or give any Governmental Authority the right to challenge the transactions contemplated by the Transaction Documents or revoke, withdraw, suspend, cancel, terminate or modify, any Regulatory Authorization issued to or held by the Company or any Subsidiary (other than as set forth on Schedule 5.7).

      5.8 Financial Statements. The Company has furnished to the Purchasers the most recent annual financial statements (the "Financial Statements"), certified by the Chief Financial Officer, including balance sheets and related statements of income, retained earnings and cash flow, as described on Schedule 5.8. Such Financial Statements (including the notes thereto) present fairly in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal period and the results of its operations and the changes in its financial position for the fiscal period then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal period. Neither the Company nor its Subsidiaries has incurred any obligation or liability (absolute, contingent, liquidated or unliquidated) material to the Company and its Subsidiaries, taken as a whole , except for (i) those reflected in the Financial Statements on Schedule 5.8, (ii) those that have been incurred or have arisen in the ordinary course of business since April 30, 2000, (iii) those disclosed in the Company's filings with the Commission, (iv) those listed on schedules attached to this Agreement and (v) those permitted or arising under this Agreement and the other Transaction Documents. The Company and each of its Subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their assets in all material respects.

      5.9 Compliance with Material Agreements. As of the date hereof, except as set forth on Schedule 5.9, neither the Company nor any of its Subsidiaries or, to the Company's knowledge, any other party is in violation of any term of any material Contractual Obligation that is required to be filed with the Commission (a "Material Contractual Obligation") to which it is a party or by which it or its properties are bound that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9, no event has occurred or circumstance exists that (with or without notice or the passage of time or both) would result in a default in a material respect under a Material Contractual Obligation or would give any party to a Material Contractual Obligation the right to exercise any remedy under such Contractual Obligation or to cancel, terminate or modify such Material Contractual Obligation which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9, neither the Company nor any Subsidiary has given notice to or received notice from any other Person relating to an alleged, possible or potential default under any Material Contractual Obligation which would reasonably be expected to have a Material Adverse Effect.

      5.10 Labor Matters. As of the date hereof, the Company represents that, to the best of its knowledge, and except as set forth in Schedule 5.10, (a) no strikes against either the Company or its Subsidiaries are pending or, to the Company's knowledge, threatened, and no other labor disputes that could reasonably be expected to have a Material Adverse Effect are pending or, to the Company's knowledge, threatened; (b) hours worked by and payment made to employees of the Company or any of its Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from either the Company or its Subsidiaries for employee health and welfare insurance have been paid or accrued as a liability on the books of such entity; (d) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any employment agreement (e) there is no organizing activity involving either the Company or its Subsidiaries pending or, to either the Company or its Subsidiaries' knowledge, threatened by any labor union or group of employees;
(f) there are no representation proceedings pending or, to the Company's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of either the Company or its Subsidiaries has made a pending demand for recognition; and (g) there are no complaints or charges against either the Company or its Subsidiaries pending or, to the knowledge of the executive officers of the Company, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by either the Company or its Subsidiaries of any individual which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

      5.11  Litigation.

      (a) Except as set forth in Schedule 5.11, there is no pending action, suit or, to the Company's knowledge, threatened proceeding by or before any Governmental Authority against the Company or any of its Subsidiaries or affecting any of its properties, rights or licenses which if adversely decided would reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Company's knowledge, threatened action, suit or proceeding that challenges the transactions contemplated by the Transaction Documents or that would have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the Transaction Documents.

      (b) Neither the Company nor any Subsidiary is in violation of any applicable Requirements of Law the consequences of the violation of which would reasonably be expected to have a Material Adverse Effect .

      5.12 Rights to Property. Each of the Company and its Subsidiaries has good and marketable title, subject only to the encumbrances permitted under the Senior Loan Agreement, to all personal property purported to be owned by it and to all property reflected in the most recent balance sheet referred to in
Section 5.8 (except as sold or otherwise disposed of in the ordinary course of business as no longer used or useful in the conduct of the business). Each lease of real and personal property to which the Company or any of its Subsidiaries is a party is in full force and effect and, except for such defaults as would not have a Material Adverse Effect, is not subject to termination because of default or otherwise.

      5.13  Taxes.

      (a) Except as set forth in Schedule 5.13, all material Tax Returns required to be filed by each of the Company and its Subsidiaries have been properly prepared, executed and filed and were correct and complete in all material respects, and all Taxes upon such entity or upon any of its respective properties, incomes, sales or franchises which are shown to be due and payable thereon have been paid, other than Taxes or assessments the validity or amount of which such entity is contesting in good faith. The Tax reserves and provisions for Taxes on the books of each of the Company and its Subsidiaries are adequate for all open years and for its current fiscal period. Except as set forth on Schedule 5.13, none of these Tax Returns is currently under audit or examination, and neither the Company nor any Subsidiary has received notice from any Governmental Authority that (i) any Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for additional Taxes in respect of any Tax Return or for payment of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

      (b) Except as set forth on Schedule 5.13, the Company and its Subsidiaries have withheld and paid to the proper Governmental Authorities all Taxes that they were required to withhold and pay in respect of compensation or other amounts paid to any employee or independent contractor except for amounts as to which the failure to withhold would not have a Material Adverse Effect.

      (c) Except as set forth on Schedule 5.13, neither the Company nor any Subsidiary has extended the time in which to file any Tax Return, waived the statute of limitations for any Tax or agreed to any extension of time for a Tax assessment or deficiency.

      5.14 No Material Adverse Change. Since January 31, 2000, (i) except as set forth on Schedule 5.14, there has been no Material Adverse Change and (ii) except as set forth on Schedule 5.14 and the transactions contemplated by this Agreement and the other Transaction Documents, the Company and its Subsidiaries have operated their business in the ordinary course of business in all material respects.

      5.15 No Brokerage Fees. No brokerage or other fee, commission or compensation is to be paid by the Company or any Subsidiary to any Person in connection with the transactions hereunder except as contemplated herein.

      5.16  ERISA.

      (a) Except for such defaults as would not have a Material Adverse Effect, in the case of each Plan that the Company or any Subsidiary maintains or contributes to (or ever maintained or contributed to): (i) the Plan (and each related trust or insurance policy) complies (or complied) in form and in operation in all material respects with the applicable requirements of ERISA and the Code, as the case may be; (ii) all required contributions to or premiums or other payments in respect of the Plan have been paid, and all required reports and descriptions have been filed with the proper Governmental Authority or distributed to participants as appropriate; (iii) there have been no "prohibited transactions" (as defined in Section 406 of ERISA and Section 4975 of the Code) in respect of the Plan; (iv) no action, suit, proceeding, arbitration, hearing or investigation in respect of the administration of the Plan or the investment of Plan assets is pending or, to the Company's knowledge, threatened, and to the Company's knowledge, there is no basis for any such action, suit, proceeding, arbitration, hearing or investigation; and (v) except as set forth on Schedule 5.16, no Plan is subject to Title IV of ERISA.

      (b) Except to the extent required by Section 4980B of the Code, neither the Company nor any Subsidiary provides health or other welfare benefits to any retired or former employee or is obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

      5.17 Intellectual Property. Each of the Company and its Subsidiaries owns or possesses the right to use all patents, trademarks, service marks, trade names, copyrights, know-how, franchises, software and software licenses used in or necessary for the operation of its business as currently conducted, free from burdensome restrictions except where such failure to own or possess the right to use would not reasonably be expected to have a Material Adverse Effect. Each executive officer and senior manager of the Company and its Subsidiaries has executed and delivered to the Company a confidentiality agreement. To the Company's knowledge, no present or former executive officer or senior manager has breached any such agreement.

      5.18 Environmental. Each of the Company and its Subsidiaries is in compliance with all Environmental Laws applicable to such entity or its business except for such non-compliances as in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.18(a), neither the Company nor any of its Subsidiaries has received written notice of, or is aware of, any violation or alleged violation, or any liability or asserted liability, under any Environmental Law, with respect to such entity or its business or its premises which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.18(b), neither the Company nor any of its Subsidiaries has any liability for environmental clean-up, removal, remediation, or damages, except for such environmental clean-up, removal, remediation, or damages, as in the aggregate would not reasonably be expected to have a Material Adverse Effect.

      5.19 Subsidiaries. Neither the Company nor its Subsidiaries has any Subsidiaries, other than the Subsidiaries listed on Schedule 5.19 and, except as set forth on such schedule, all such Subsidiaries are wholly-owned, directly or indirectly, by the Company.

      5.20 Transactions with Affiliates. No Affiliate and no employee, officer or director of either the Company or any of its Subsidiaries or any individual related by blood, marriage, adoption or otherwise to any such Affiliate, employee, officer or director, or any Person in which any such Affiliate, employee, officer, director or individual related thereto owns any material beneficial interest, is a party to any material agreement, contract, commitment or transaction with the Company or any of its Affiliates or has any material interest in any material property used by the Company or any of its Affiliates, except as set forth on Schedule 5.20.

      5.21 Capitalization. As of the date hereof, the authorized capital stock of the Company and its Subsidiaries is as described on Schedule 5.21. As of June 23, 2000, the issued and outstanding shares of the Company and its Subsidiaries are as described on Schedule 5.21. As of the Closing Date, the authorized capital stock of the Company and its Subsidiaries is as described on Schedule
5.21 and the issued and outstanding shares of the Company and its Subsidiaries are not materially different than as described on Schedule 5.21. As of the Closing Date, all outstanding shares of capital stock of the Company and its Subsidiaries will be duly authorized and validly issued, fully paid, nonassessable and free and clear of any Lien created by the Company or any Subsidiary thereof (other than Liens under the Senior Loan Documents). Except as described in Schedule 5.21, no other class of capital stock or other ownership interests of the Company or its Subsidiaries are authorized or outstanding. Except as described in Schedule 5.21, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire its capital stock or any warrants, options or other rights to acquire its capital stock. The Company does not have any outstanding securities convertible into capital stock of the Company (other than the Class B Common Stock and, as of the Closing, the Preferred Stock and outstanding options); and except for shares of Common Stock reserved for issuance upon the exercise of outstanding warrants or in connection with the Company Stock Option Plan, the Company does not have any shares of capital stock reserved for issuance (other than shares of Common Stock reserved for issuance upon conversion of the Class B Common Stock and, as of the Closing, upon conversion of the Preferred Stock). Except as set forth on Schedule 5.21 and other than the Company's outstanding warrants and stock options and this Agreement, the Company does not have any commitment to authorize, issue or sell any of its capital stock or securities convertible into or exchangeable for any of its capital stock. Neither the Company nor any of its Subsidiaries is a party to any "phantom stock", employee stock option plan, other equity-based incentive plan or similar agreement, other than the Company Stock Option Plan. Schedule 5.21 sets forth the number of shares of capital stock reserved for issuance upon the exercise of options granted or available to be granted under the Company Stock Option Plan. Schedule 5.21 also lists all of the Company's outstanding warrants to purchase capital stock. Except as set forth on Schedule 5.21, there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Company or any of its Subsidiaries pursuant to any Requirements of Law or Contractual Obligations applicable to the Company or any of its Subsidiaries. Except as set forth on
Schedule 5.21 there are no existing rights with respect to registration or sale or resale under the Securities Act or the securities or blue sky laws of any state or jurisdiction of any securities of the Company or any of its Subsidiaries. The shares of Preferred Stock to be issued to each Purchaser on the Closing Date, upon issuance to such Purchaser, have the designations, preferences, qualifications, limitations, restrictions and such special and relevant rights as are set forth in the Certificate of Designation and the DGCL.

      5.22 Commission Filings. Since November 1997 (the date of the Company's initial public offering), the Company has filed with the Commission, on a timely basis, all registration statements, reports on Form 10-K, 10-Q and 8-K, proxy statements and information statements, and other documents that it was required to file under the Securities Act or the Exchange Act. As of the respective dates of such filings, none of the Company's filings with the Commission contained (and those reports filed with the Commission on or after the date on which the Company filed its Annual Report on Form 10-K for the fiscal year ended April 30, 1999, including such Annual Report (the "Current SEC Reports") do not contain) an untrue statement of a material fact or omitted (and the Current SEC Reports do not omit) to state any material fact necessary to make any statement of a material fact that it contained, in light of the circumstances in which made, not misleading; and when filed with the Commission, each of such filings with the Commission complied in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. The Company has taken all actions which would be required to permit sales of its securities under Rule 144 under the Securities Act.

      5.23 Investment Company; Public Utility Holding Company. Neither the Company nor any of its Subsidiaries is an "investment company" or a "company controlled by an investment company" or an "affiliated person" or "promoter" or "principal underwriter" for, an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.24 Securities Act. Based upon the representations and warranties of each Purchaser in Article 6 of this Agreement, (i) the Preferred Stock to be issued pursuant to the terms of this Agreement and the Common Stock issuable upon conversion of such Preferred Stock and (ii) the issuance by the Company thereof, are not required to be registered under the Securities Act or under the securities or blue sky laws of any state or jurisdiction.

      5.25 Certain Payments. Other than discounts, rebates and incentives provided to customers and commissions and similar compensation paid to sales agents in the ordinary course of business, neither the Company nor any Subsidiary nor any officer, director, employee or agent of the Company or any Subsidiary or, to the Company's knowledge, any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly made or paid any contribution, gift, bribe, rebate, payoff, kickback or other payment (whether in money, property or services or any other form) to any Person (i) in order to gain or pay for favorable treatment in obtaining business or special concessions or (ii) in violation of any Requirements of Law (including Section 30A of the Exchange Act).

      5.26 Year 2000 Compliance. To the knowledge of the Company and except as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000, the computer systems and switches of the Company (including all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment) are Year 2000 Compliant except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect.

      5.27 Trade Relations. Except as set forth on Schedule 5.27, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Company or any of its Subsidiaries and any customer or supplier that would reasonably be expected to have a Material Adverse Effect or to prevent the Company or any of its Subsidiaries from conducting their business after the consummation of the transactions contemplated by this Agreement in substantially the same manner as it is currently being conducted or is proposed to be conducted.

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Each Purchaser as to itself and not as to any other Purchaser hereby severally represents and warrants to the Company, as appropriate, as follows:

      6.1 Authorization; No Contravention. Such Purchaser (unless an individual) is duly organized, validly existing and in good standing as a corporation, limited liability company or general or limited partnership under the laws of the state of its incorporation or formation. The execution, delivery and performance by such Purchaser of this Agreement (a) is within the such Purchaser's power and authority and has been duly authorized by all necessary partnership, company or corporate action, (b) does not contravene the terms of such Purchaser's Organizational Documents or any amendment thereof and (c) will not violate, conflict with or result in any breach or contravention of any material Contractual Obligation of such Purchaser, or any material Requirement of Law directly relating to such Purchaser. Any Purchaser which is a corporation, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

      6.2 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability.

      6.3 Accredited Investor; Purchase for Own Account. Such Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Such Purchaser is an Accredited Investor. If such Purchaser should in the future decide to dispose of such Preferred Stock or any shares of Common Stock issued upon conversion of the Preferred Stock, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing such Preferred Stock or any shares of Common Stock issued upon conversion of the Preferred Stock to the following effect:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR IF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

      The requirement to include the legend set forth above shall cease and terminate as to any particular shares of Preferred Stock or Common Stock (a) when, in the opinion of Ropes & Gray, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such shares have been effectively registered under the Securities Act or transferred pursuant to Rule
144. Whenever (x) such requirement shall cease and terminate as to any such shares or (y) such shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth above.

      Such Purchaser also agrees to the imprinting, so long as required by law, of a legend on certificates representing its shares of Preferred Stock:

      "THESE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING CERTAIN TRANSFER

      RESTRICTIONS, OF THAT CERTAIN PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF JUNE 28, 2000, AMONG THE COMPANY AND CERTAIN OF THE COMPANY'S STOCKHOLDERS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST TO THE COMPANY MADE BY THE HOLDER OF THIS CERTIFICATE."

      6.4 Governmental Authorizations. Except for clearance under the Hart-Scott-Rodino Act, no notice to, consent of, or registration, filing or declaration with, any Governmental Authority is required in connection with such Purchaser's execution, delivery and performance of this Agreement and the Transaction Documents and consummation of the contemplated transactions.

      6.5 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker or other Person or firm engaged by or acting on behalf of such Purchaser in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction.

      6.6 Ownership of Company Securities; Voting and Other Agreements. Immediately following the Closing, such Purchaser will not beneficially own any securities of the Company other than the Preferred Stock. Such Purchaser does not have any agreements, arrangements or understandings with any other Person (other than with other Purchasers who are Affiliates of such Purchaser) with regard to acquiring, holding, voting or disposing of the securities of the Company other than as set forth in this Agreement and in the other Transaction Documents to which such Purchaser is a party.

6.7 Sufficient Funds. Such Purchaser shall have available funds sufficient to purchase its allocation of Shares in accordance with the terms of this Agreement and to perform its obligations hereunder.

                                   ARTICLE VII

                                    COVENANTS

      7.1 HSR Clearance. The Company and each of the Purchasers shall cooperate with and provide each other, respectively, with any information that each party reasonably requires to file such notices and responses as may be necessary to enable each party to obtain any required clearance under the Hart-Scott-Rodino Act. Each such Purchaser required to obtain such clearance agrees to use all reasonable best efforts to obtain such clearance as promptly as practicable on or prior to the Closing Date.

      7.2 Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon conversion of all such Preferred Stock.

      7.3 Delivery of Financial and Business Information. The Company shall deliver promptly upon becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally to (i) each Purchaser and (ii) each Permitted Transferee (holding at least 5% of the Underlying Common Stock), so long as at least 25% of the Underlying Common Stock continues to be beneficially owned by the Purchasers and Permitted Transferees.

      7.4 Access to Properties. Prior to Closing, the Company shall permit representatives designated by the Purchasers upon reasonable notice, during normal business hours and at such other times as such Purchasers reasonably may request, and without unreasonable interference with the Company's operations, to visit and inspect, at their expense, any of the properties, offices, personnel, accountants and advisors of the Company and its Subsidiaries with respect to any of the businesses and assets of the Company and its Subsidiaries, and the transactions contemplated by the Transaction Documents, and to examine the corporate and financial records of the Company and its Subsidiaries.

      7.5 Pre-Closing Covenants. At all times after execution of this Agreement and prior to the Closing (unless and until this Agreement is terminated in accordance with its terms), the Company shall not, without the prior written consent of the Purchasers (except as otherwise expressly permitted or required by this Agreement or any of the Transaction Documents), directly or indirectly take or commit to take any action that would cause an adjustment to the Conversion Price under Section 4 of the Certificate of Designation if the Certificate of Designation had been duly filed and in effect as of the date of this Agreement.

      7.6   Exclusivity.

      (a) The Company shall not, and shall cause its Affiliates, employees, investment bankers, attorneys, accountants and other agents not to, initiate, solicit or encourage any inquiries relating to, or the making of any Other Proposal or engage in negotiations or discussions with, or furnish any information to, any third party relating to any Other Proposal. As used in this
Section 7.6, "Other Proposal" means any proposal made by any Person, other than the Purchasers, as a group, to acquire from the Company or any of its Affiliates for cash, any convertible preferred stock, any other capital stock or any securities having equity or profit participation features ("Equity Securities"), or any debt securities in lieu of, or substitution for, any Equity Securities (other than grants or exercises of stock awards pursuant to the Company's Stock Option Plan or as otherwise approved by the Company's Board of Directors).

      The Company shall advise the Purchasers in writing of (i) the receipt, directly or indirectly, of any inquiries relating to an Other Proposal promptly following such receipt and (ii) the status of any discussions or negotiations with respect thereto. Following the receipt, directly or indirectly of any Other Proposal (or any inquiry referred to in clause (i) above), the Company shall furnish to the Purchasers either a copy of such Other Proposal (or such inquiry) or a written summary of such Other Proposal (or such inquiry). In addition, the Company shall not, and shall cause its Affiliates, employees, investment bankers, attorneys, accountants and other agents not to, actually consummate, or enter into any Contractual Obligation or otherwise commit to consummate, any transaction that includes or would include as any part thereof the acquisition by any Person, other than the Purchasers, directly or indirectly, from the Company or any of its Affiliates, any Equity Securities, or any debt securities in lieu of or substitution for any Equity Securities (other than grants or exercises of stock awards pursuant to the Company's Stock Option Plan or as otherwise approved by the Company's Board of Directors).

      (b) The restrictions on and obligations of the Company under Section 7.6(a) shall terminate on the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 8.3(a).

      7.7 Tax Matters. The Purchasers intend that any increase in the Accreted Value (as defined in the Certificate of Designation) of the Preferred Stock will, when paid or accrued, be includible in the Purchasers' gross income for federal, state or local tax purposes. So long as the Company concludes in good faith, with the assistance and advice of its accountants and counsel, that there is a reasonable basis to make or file Tax Returns that are consistent with such intention, all the Tax Returns that the Company shall make or file shall be consistent with such intention.

      7.8 Confidentiality. For one year after the Closing Date, each Purchaser will hold, and will use its reasonable efforts to cause its Permitted Transferees, and each Purchaser's and each Permitted Transferee's officers, partners, directors, employees, accountants, counsel, consultants, advisors and agents (the "Representatives") to hold, in confidence, at all times unless compelled to disclose by judicial or administrative process or by other Requirements of Law, all confidential documents and information concerning the Company and it Affiliates that are furnished to such Purchaser and its Permitted Transferees, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Purchaser, Permitted Transferee or such Representatives or (ii) in the public domain through no fault of such Purchaser, such Permitted Transferee or such Representative. If any Purchaser or Permitted Transferee, or any of their respective Representatives is requested to disclose any confidential information by judicial or administrative process or by other Requirements of Law, such Person shall promptly notify the Company of such request so that the Company may seek an appropriate protective order. Each Purchaser agrees that it will not, and will use its reasonable best efforts to cause its Permitted Transferees and the Representatives not to, use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Company and in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each Purchaser will, and will use its reasonable best efforts to cause its Representatives to, destroy or deliver to the Company all documents and other materials, and all copies thereof, obtained by such Purchaser, or on its behalf, from the Company in connection with this Agreement and an investment in the Company.

      7.9 Schedule 13D and 13G. Each Purchaser agrees to provide the Company with a copy of any Schedule 13D or 13G that it intends to file at any time with the Commission in connection with their purchase of Preferred Stock in advance of such filing.

      7.10 Election of Directors. (a) The Company represents and warrants that there is one vacancy on the Board of Directors. Effective as of the Closing, the Board of Directors shall appoint one Purchaser Director designated by the holders of a majority of the Preferred Stock to fill the current vacancy and the Purchasers shall designate one person to serve as the Purchaser Observer. The Purchaser Director shall be appointed to each committee of the Board of Directors. The Purchaser Observer shall execute a confidentiality agreement with the Company in form and substance reasonably acceptable to the Company.

      (b) So long as the Purchasers and the Permitted Transferees hold at least 20% of the Underlying Common Stock, the holders of a majority of the Preferred Stock shall continue to have the right to nominate one person who shall be included among the Company's nominees for election to the Board as the Purchaser Director and, so long as they own at least 20% of the shares of Preferred Stock, the Purchasers shall have the right to designate one person to serve as Purchaser Observer. The Company shall nominate each person so designated as Purchaser Director and shall use reasonable efforts to have the nominee of the holders of a majority of the Preferred Stock elected to the Board of Directors.

      (c) If at any time holders of Preferred Stock entitled to nominate a director notify the Board of Directors of their wish to remove any incumbent Preferred Director as a director, that incumbent Preferred Director shall immediately resign from the Board or the Board shall vote to remove the Purchaser Director (if his or her removal is permitted under the Bylaws and the DGCL). Removal of an incumbent Preferred Director by the Board or the resignation of an incumbent Purchaser Director otherwise than at the request of the holders of a majority of the Preferred Stock require their prior written consent unless the removal is based upon the Purchaser Director's willful misconduct or gross negligence.

      (d) If at any time a vacancy is created on the Board by reason of the incapacity, death, removal or resignation of an incumbent Purchaser Director, the holders of a majority of the Preferred Stock may designate a person to fill the vacancy (who promptly shall be appointed by the incumbent directors). If at any time an incumbent Purchaser Observer is unable to serve in that capacity by reason of his or her incapacity, death or resignation, the Purchasers may designate a person to fill the vacancy or may leave the position unfilled.

      (e) At each meeting of stockholders of the Company at which directors are elected, the nominees for directors proposed by the Company shall include the Preferred Director required pursuant to this Agreement.

      7.11 Standstill. During either (i) the period commencing on the date hereof and ending on the seventh anniversary of the Closing Date or (ii) the period commencing on the termination of this Agreement pursuant to Section 8.3 and ending on the first anniversary of such termination (the "Standstill Period"), except as (a) specifically permitted by this Agreement or (b) specifically approved in writing by the Board of Directors of the Company, the Purchasers shall not, and shall cause any Affiliates to not, in any manner, directly or indirectly, either individually or together with any person or persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), acquire, or offer or agree to acquire, or become the beneficial owner of or obtain any rights in respect of any capital stock of the

Company, except (x) shares of Common Stock that may be issuable upon the conversion of the Preferred Stock, (y) securities of the Company or any of its successors issued as dividends or as a result of stock splits and similar reclassifications or received in a consolidation, merger or other business combination in respect of, in exchange for or upon conversion of Preferred Stock or securities held by the Purchasers or any of their Affiliates at the time of such dividend, split, reclassification, consolidation or merger or business combination or (z) shares of Common Stock of the Company acquired in market or privately negotiated transactions provided that the aggregate number of such shares of Common Stock so acquired plus all shares of Underlying Common Stock held by such Purchasers or their Affiliates do not exceed at the time of such acquisition in excess of twenty-five (25%) of all the issued and outstanding shares of Common Stock of the Company on a fully-diluted basis, assuming the exercise of all securities exercisable into Common Stock and the conversion of all securities convertible into Common Stock.

      7.12 Transfer Restrictions. No Purchaser or Permitted Transferee shall assign, pledge, sell or otherwise transfer any Preferred Stock, except (i) to an Affiliate of a Purchaser, (ii) to any other Person with the prior written consent of the Company's Board of Directors, (iii) to the Company in connection with its redemption or conversion to Common Stock pursuant to the Certificate of Designation, or (iv) in connection with a tender offer approved by the Company's Board of Directors. No transfer otherwise permissible shall be effective unless the Permitted Transferee agrees in writing expressly for the Company's benefit to be bound by the provisions of this Agreement, and in this event, the transferor shall not be liable for the transferee's performance of its obligations under this Agreement.

      7.13 Use of Proceeds. The Company shall use the proceeds from the sale of the Preferred Stock (i) to fund acquisitions, (ii) subject to the limitations in the Certificate of Designation, to repurchase outstanding shares of Common Stock, (iii) to repay Indebtedness of the Company and/or (iv) for general corporate purposes.

      7.14 Listing of Shares. The Company shall take all actions necessary to have listed with the Nasdaq Stock Market all shares of Common Stock which become issuable upon conversion of the Preferred Stock.

                                  ARTICLE VIII

                          INDEMNIFICATION; TERMINATION

      8.1 Indemnification. Effective upon the Closing, the Company agrees to indemnify and hold harmless the Purchasers and their Affiliates and their officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, a "Company Indemnified Party") to the fullest extent permitted by law, from and against any and all losses, demands, actions, costs, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Company Liabilities") incurred or suffered by such Company Indemnified Party resulting from or arising out of (i) any misrepresentation or breach of any representation or warranty of the Company in this Agreement, any other Transaction Document or any certificate or instrument delivered pursuant thereto or (ii) any breach of any covenant or obligation of the Company in this Agreement or any other Transaction Document; provided that the Company shall be liable under this Section 8.1 in respect of

Company Liabilities only to the extent to which the aggregate of such Company Liabilities incurred by such Company Indemnified Parties exceeds $250,000, in which case the Company shall be liable under this Section 8.1 for the amount of such Company Liabilities in excess of $250,000.

      8.2 Notification. The Company Indemnified Party, under Section 8.1(iii) will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Company Indemnified Party in respect of which indemnity may be sought from the Company under Section 8.1(iii), notify the Company in writing of the commencement thereof stating a brief summary of the facts known to the Company Indemnified Party giving rise to such indemnity rights. The omission of any Company Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Company Indemnified Party under Section 8.1(iii) unless, and only to the extent that, such omission results in prejudice to the Company. In case any such action, claim or other proceeding shall be brought against any Company Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company Indemnified Party; provided, that any Company Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and a Company Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Company Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Company Indemnified Party, a conflict or likely conflict exists between the Company, on the one hand, and such Company Indemnified Party, on the other hand, that would make such separate representation advisable, provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). The Company agrees that it will not, without the prior written consent of a Company Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Company Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against a Company Indemnified Party without the prior written consent of the Company.

      8.3 Termination.

      (a) This Agreement may be terminated at any time prior to the Closing
Date: (i) by mutual written agreement of the Company and each Purchaser; (ii) by the Company or the Purchasers if the Closing shall not have been consummated on or before August 31, 2000 (iii) by the Company or the Purchasers if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any action having the effect of permanently restraining or enjoining the transactions contemplated by this Agreement or (iv) by the Company if Berkshire Fund V Investment Corp. defaults in its obligations under this Agreement to purchase the Preferred Stock (a "Closing Failure").

      (b) If this Agreement is terminated as permitted by Section 8.3(a), such termination shall be without liability of any party hereto (or their respective Affiliates) to any other party hereto; provided, however, that nothing shall relieve any party from liability if such termination shall result from the (i) willful failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) willful failure by any party to perform a covenant of this Agreement, (iii) willful breach by any party hereto of any representation or warranty contained in this Agreement or (iv) a Closing Failure. The provisions of Sections 7.8, 7.11, 8.3, 9.2, 9.8 and 9.11 and 9.12 shall survive any termination hereof pursuant to Section 8.3.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Claims and Suits Under Section 8.1. No claim may be made or suit instituted under Section 8.1 with respect to any breach of a representation or warranty (except for claims based on fraud) after the date that is twelve (12) months after the Closing Date or, as to the representations and warranties in
Section 5.13 after the expiration of applicable statutes of limitation with respect to the subject matter of each such representation and warranty, unless the Company Indemnified Party has given the indemnifying party written notice of such claim or suit (describing with reasonable specificity the amount of and basis for such claim or suit) on or prior to such date.

      9.2 Notices. All notices, requests, claims, demands and other communications ("Notices") provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, recognized overnight courier service or personal delivery:

      (a)   if to the Company:

                  Casella Waste Systems, Inc.
                  25 Greens Hill Lane
                  Rutland, VT 05701
                  Attention:  John W. Casella
                  Telecopier: (802) 775-6198
      with a required copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attention:  Jeffrey A. Stein, Esq.
                  Telecopier: (617) 526-5000

       (b)  if to the Purchasers:

                  Berkshire Partners LLC
                  One Boston Place
                  Boston, Massachusetts 02116
                  Attention:  Randy Peeler
                  Telecopier: (617) 227-6105

      with a required copy to:

                  Ropes & Gray
                  One International Plaza
                  Boston, Massachusetts 02110-2624
                  Attention:  David C. Chapin, Esq.
                  Telecopier: (617) 951-7050

      All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged by the individual to whom the telecopy is sent, if telecopied.

      9.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and except as otherwise set forth in the Transaction Documents, the Purchasers may assign any of their rights under this Agreement, to any Person who is a Permitted Transferee. The Company may not assign any of its rights under this Agreement without the prior written consent of the Purchasers. Except as provided in Article 9, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

      9.4 Determinations, Requests or Consents. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and the Required Holders (as defined below) in accordance with this Section 9.4, and (b) only in the specific instance and for the specific purpose for which made or given. All determinations, requests, consents, waivers or amendments to be made by the Purchasers in their opinion or judgment or with their approval or otherwise pursuant to this Agreement shall be made (i) at any time following the Closing, by the holders of at least a majority of the then outstanding Preferred Stock or (ii) at any time prior to the Closing, by Purchasers who have committed to purchase hereunder at least a majority of the Preferred Stock (in either case, the "Required Holders").

      9.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      9.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      9.7 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such state.

      9.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

      9.9 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      9.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior contemporaneous agreements and understandings between the parties with respect to such subject matter.

      9.11 Certain Expenses.

      (a) The Purchasers and the Company shall each pay their own fees and expenses in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated herein with the exception that the Company shall pay or reimburse the Purchasers for their fees and expenses (including HSR filing fees, the fees and expenses of their counsel and accountants, and the expenses incurred by representatives of the Purchasers) for the negotiation and preparation of the Transaction Documents and the consummation of the purchase transactions contemplated thereby in the event that the Closing occurs. The Company shall reimburse the Purchasers for the reasonable fees and expenses which they incur from time to time in consulting with their counsel and accountants with respect to any amendments, supplements, consents or waivers with respect to the Transaction Documents (except if any such amendment, supplement, consent or waiver is for the purpose of maintaining a particular tax treatment of the Preferred Stock for the Purchasers). Reasonable documentation shall be provided to the Company by the Purchasers for all fees and expenses which the Company has agreed to reimburse pursuant to this Section 9.11(a).

      (b) No party shall be required to pay or reimburse another party for any of their fees and expenses in the event that the Closing does not occur; provided, however, the Company shall be required to pay or reimburse the Purchasers for their fees and expenses if the Closing does not occur due to the failure of the Company to satisfy the closing conditions under Article 3 of this Agreement (other than the closing conditions under Section 3.8 of this Agreement); provided, further, that the Purchasers shall be required to pay or reimburse the Company for its fees and expenses if the Closing does not occur due to the failure of the Company to satisfy the closing conditions under
Article 4 of this Agreement (other than the closing conditions under Section 4.4 of this Agreement). Notwithstanding the foregoing, if the transactions contemplated herein are not consummated because Section 4.6 is not satisfied, the Company shall pay or reimburse the Purchasers for an amount equal to the lesser of (i) twice their fees and expenses and (ii) $1,000,000.

      9.12 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval will not be unreasonably withheld). If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding the foregoing, the Company may, in documents required to be filed by it with the Commission or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as advised by counsel is legally necessary or advisable.

      9.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and/or the Certificate of Incorporation.

                           [Signature Pages To Follow]


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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    CASELLA WASTE SYSTEMS, INC.


                                    By: /s/ John W. Casella
                                        -----------------------------------
                                    Name: John W. Casella
                                    Title: President and Secretary


                                    BERKSHIRE FUND V INVESTMENT CORP.


                                    By: /s/ D. Randy Peeler
                                        -----------------------------------
                                    Name: D. Randy Peeler
                                    Title: Managing Director


                                    BERKSHIRE INVESTORS LLC


                                    By: /s/ D. Randy Peeler
                                        -----------------------------------
                                    Name: D. Randy Peeler
                                    Title: Managing Director

                                   SCHEDULE 1

                                   Purchasers


Berkshire Fund V Investment Corp.
Berkshire Investors LLC
BancBoston Capital Inc.
RGIP, LLC
Squam Lake Investors IV, L.P.


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